EXHIBIT 99.1
News Release

COMMERCIAL METALS COMPANY ANNOUNCES QUARTERLY DIVIDEND OF $0.12 PER SHARE

Irving, Texas - March 17, 2021 - Today, March 17, 2021, the board of directors of Commercial Metals Company (NYSE: CMC) (“CMC”) declared a regular quarterly cash dividend of $0.12 per share of CMC common stock. The dividend is payable to stockholders of record as of the close of business on March 31, 2021. The dividend will be paid on April 14, 2021. This cash dividend reflects CMC’s 226th consecutive quarterly dividend.

About Commercial Metals Company

Commercial Metals Company and its subsidiaries manufacture, recycle and fabricate steel and metal products, related materials and services through a network including seven electric arc furnace ("EAF") mini mills, two EAF micro mills, a rerolling mill, steel fabrication and processing plants, construction-related product warehouses, and metal recycling facilities in the U.S. and Poland.

Contact:
Susan Gerber
214-689-4300